                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Playtex Products, Inc.

We consent to the use of our reports included herein and incorporated herein by reference dated February 7, 1997, relating to the consolidated balance sheets of Playtex Products, Inc. and Subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of earnings, redeemable preferred stocks, common stock and other stockholders' equity and cash flows for the twelve months ended December 28, 1996, December 30, 1995, and December 31, 1994, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Stamford, Connecticut
August 18, 1997